EXHIBIT 99.1

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DAMIAN GAMMELL JOINS COCA-COLA ENTERPRISES
AS CHIEF OPERATING OFFICER

ATLANTA, October 12, 2015 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today announced Damian Gammell has joined the company as Chief Operating Officer, effective immediately, following an announcement of his appointment earlier this year. Mr. Gammell will serve as a member of Coca-Cola Enterprises’ Executive Leadership Team and will report directly to John F. Brock, Chairman and Chief Executive Officer.
Prior to his appointment, Mr. Gammell served as President and Chief Executive Officer of Anadolu Beverage Group, one of the world’s largest beverage companies and owner of Coca-Cola Icecek. He joined Anadolu in 2010 from The Coca-Cola Company, where he served as head of the Company’s operations in Germany since 2005 and in Russia from 2001 to 2004. During his 20-year career with the Coca-Cola system, Mr. Gammell has also worked in Eastern Europe, Australia, Korea, Indonesia, Turkey, and Pakistan, among other locations.
“We are pleased to officially welcome Damian to Coca-Cola Enterprises, where his experience leading global beverage bottling organizations and his knowledge of both the Coca-Cola system and the European marketplace will benefit us immensely,” said Mr. Brock. “Damien’s track record of results-driven commercial expertise and his ability to drive high-performing cultures speaks for itself. We look forward to working with him as he transitions into his new leadership role.”
Mr. Gammell holds a Master of Science in change management from Oxford University and HEC Paris. He has also completed programs at the Kennedy School of Government, Harvard University, and the Dublin Institute of Technology. In 2009, Mr. Gammell was nominated as Young Global Leader of the World Economic Forum and has served on the organization’s healthcare committee.

About CCE
Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.

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